CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 24, 2000 relating to the financial statements, which appear in Aphton Corporation's Annual Report on Form 10-K for the year ended January 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Honolulu, Hawaii
October 26, 2000